Exhibit B-3

PORT WASHINGTON ASSET PURCHASE AND SALE AGREEMENT

between

PORT WASHINGTON GENERATING STATION LLC

as Buyer

and

WISCONSIN ELECTRIC POWER COMPANY

as Seller

Dated as of May 28, 2003

i

Schedule 1.1	DEFINITIONS; INTERPRETATION
Schedule 2.1(a)	FIRST CLOSING ASSETS
Schedule 2.l(b)	SECOND CLOSING ASSETS
Schedule 7.3	NOTICE ADDRESSES

Exhibit A	BILL OF SALE

ii

PORT WASHINGTON ASSET PURCHASE AND SALE AGREEMENT

This PORT WASHINGTON ASSET PURCHASE AND SALE AGREEMENT, dated as of May 28, 2003 (this “Purchase and Sale Agreement”), is between Port Washington Generating Station LLC, a Wisconsin limited liability company (“Buyer”), and Wisconsin Electric Power Company, a Wisconsin corporation (“Seller”). Each of Buyer and Seller is sometimes referred to herein as a “Party” and Buyer and Seller are sometimes referred to herein collectively as the “Parties”.

WITNESSETH:

WHEREAS, Buyer intends to develop, design, engineer, procure, permit, construct, commission and own an approximately 1090 MW gas-based electric generating facility (the “Port Washington Facility”) on certain real property owned by Seller in Port Washington, Wisconsin; and

WHEREAS, Seller currently owns and operates four (4) coal-based electric generating units and one (1) oil-based simple cycle combustion turbine located on the Port Washington site which are being decommissioned in stages and one (1) coal-based electric generating unit that has already been decommissioned (all such units, the “Existing Units”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase all of the Seller’s right, title and interest in and to certain assets used by Seller in connection with the Existing Units which will no longer be of use to Seller but which will be of use to Buyer in the construction and ownership of the Port Washington Facility, in each case in accordance with the terms and conditions of this Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS; RULES OF INTERPRETATION

Capitalized terms used but not defined in this Purchase and Sale Agreement shall have the meanings set forth in Schedule 1.1; and the rules of interpretation set forth in Schedule 1.1 shall apply to this Purchase and Sale Agreement.

ARTICLE 2: PURCHASE AND SALE

2.1 The Sale. Upon the terms contained in this Purchase and Sale Agreement, the Parties agree that:

(a) at the First Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Liens

(except for Permitted Liens) all of Seller’s rights, title and interest in and to the assets listed in Schedule 2.1 (a) (the “First Closing Assets”); and

(b) at the Second Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Liens (except for Permitted Liens) all of Seller’s rights, title and interest in and to the assets listed in Schedule 2.1 (b) (the “Second Closing Assets”, and together with the First Closing Assets, the “Transferred Assets”).

2.2 Assumed Liabilities. On and after the First Closing Date, Buyer shall assume and agree to discharge all of the following liabilities and obligations of Seller that relate to the First Closing Assets (the “First Closing Assumed Liabilities”), and on and after the Second Closing Date, Buyer shall assume and agree to discharge all of the following liabilities and obligations of Seller that relate to the Second Closing Assets (the “Second Closing Assumed Liabilities”, and together with the First Closing Assumed Liabilities, the “Assumed Liabilities”), in each case in accordance with the terms and subject to the conditions hereof:

(a) (i) any Tax imposed by any Governmental Authority on the ownership, sale, operation or use of the First Closing Assets for any period after the First Closing Date or of the Second Closing Assets for any period after the Second Closing Date, as applicable, (ii) personal property Taxes relating to the First Closing Assets for any period after the First Closing Date or relating to the Second Closing Assets for any period after the Second Closing Date, as applicable, and (iii) any recording fees or Taxes that may be imposed as a result of the transactions contemplated hereby; and

(b) the Permitted Liens.

It is understood and agreed that nothing in this Section 2.2 shall constitute or be deemed to be a waiver or release of any claims arising, or that may arise, out of any other agreement between Buyer and Seller.

ARTICLE 3: PURCHASE PRICE

3.1 Purchase Price. The purchase price for the First Closing Assets shall be an amount equal to the book value, as determined on the basis of Seller’s regulated books of account at the time of the transfer, of the First Closing Assets as of the First Closing Date (the “First Closing Purchase Price”), and the purchase price for the Second Closing Assets shall be an amount equal to the book value, as determined on the basis of Seller’s regulated books of account at the time of the transfer, of the Second Closing Assets as of the Second Closing Date the “Second Closing Purchase Price”).

3.2 Allocation of Purchase Price. The Parties shall allocate the First Closing Purchase Price and the Second Closing Purchase Price among the First Closing Assets and the Second Closing Assets, respectively, within ninety (90) days after the applicable closing date.

Each Party shall file all federal, state and local tax returns in accordance with any allocation agreed to pursuant to this Section 3.2, reporting the transactions contemplated by this Purchase and Sale Agreement for federal income tax and all other Tax purposes in a manner consistent with any such agreed-upon allocation.

3.3 Proration. The Parties agree that all of the items normally prorated relating to the business and operation of the First Closing Assets shall be prorated as of the First Closing Date and of the Second Closing Assets shall be prorated as of the Second Closing Date, with Seller liable to the extent such items relate to any time period through the First Closing Date (with respect to the First Closing Assets) or the Second Closing Date (with respect to the Second Closing Assets), and with Buyer liable to the extent such items relate to periods subsequent to the First Closing Date (with respect to the First Closing Assets) or the Second Closing Date (with respect to the Second Closing Assets).

ARTICLE 4: THE CLOSING

4.1 Time and Place of Closing. Upon the terms, including those contained in Section 7.15, and subject to the satisfaction of the conditions contained in this Purchase and Sale Agreement, the consummation of the sale of the First Closing Assets (the “First Closing”) will take place on the Decommissioning Completion Date pursuant to the Port Washington I Facility Lease (such actual date, the “First Closing Date”) and the consummation of the sale of the Second Closing Assets (the “Second Closing”) will take place on a date mutually agreed upon by Seller and Buyer which is not more than ten (10) Business Days after the final decommissioning of the Existing Units (and, in any event, is before the Commercial Operation of Unit 1 pursuant to the Port Washington I Facility Lease) (such actual date, the “Second Closing Date”).

4.2 Deliveries by Seller. At each of the First Closing and the Second Closing, as applicable, Seller shall deliver the following to Buyer, in form and substance reasonably satisfactory to Buyer:

(a) a Bill of Sale, substantially in the form attached hereto as Exhibit A, duly executed by Seller transferring to Buyer all of Seller’s right, title and interest in and to the First Closing Assets or Second Closing Assets, as applicable;

(b) an Officer’s Certificate certifying as to the accuracy, in all material respects, of the representations and warranties contained in Article 5 as of the First Closing Date or Second Closing Date, as applicable; and

(c) such other agreements, documents, instruments and writings as are required to be delivered by Seller pursuant to this Purchase and Sale Agreement or otherwise reasonably requested by Buyer in connection herewith.

4.3 Deliveries by Buyer. At each of the First Closing and the Second Closing, as applicable, Buyer shall deliver the following to Seller, in form and substance reasonably satisfactory to Seller:

(a) the First Closing Purchase Price or the Second Closing Purchase Price, as applicable, by wire transfer of immediately available funds or such other means as are agreed upon by Seller and Buyer;

(b) an Officer’s Certificate certifying as to the accuracy, in all material respects, of the representations and warranties contained in Article 5 as of the First Closing Date or Second Closing Date, as applicable; and

(c) such other agreements, documents, instruments and writings as are required to be delivered by Buyer pursuant to this Purchase and Sale Agreement or otherwise reasonably requested by Seller in connection herewith.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Parties. Each Party represents and warrants to the other Party, as of the date of this Purchase and Sale Agreement, as follows:

(a) Due Organization, Etc. It (i) is duly formed, validly existing and in good standing under the Laws of the State of Wisconsin, (ii) has all requisite power and all material Government Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, and (iii) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it or proposed to be conducted by it makes such qualification necessary.

(b) Due Authorization. It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Purchase and Sale Agreement, and the execution, delivery and performance by it of this Purchase and Sale Agreement has been duly authorized by all necessary corporate action on its part.

(c) Non-Contravention. The execution, delivery and performance by it of this Purchase and Sale Agreement do not and will not:

(i) violate its Organic Documents;

(ii) violate any Law or Government Approval applicable to it or its property;

(iii) result in a breach or constitute a default under the terms of any material agreement to which it is a party; or

(iv) result in, or require the creation or imposition of, any Lien on any of its properties.

(d) Enforceability, Etc. This Purchase and Sale Agreement (i) has been duly authorized and duly and validly executed and delivered by it and (ii) assuming the due authorization, execution and delivery thereof by the other Party, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general principles of equity.

(e) Litigation. No court order, judgment or arbitral award has been issued and is outstanding with respect to it or any of its properties, rights or assets (including the Transferred Assets) which prohibits it from executing or delivering this Purchase and Sale Agreement or performing in any material respect its obligations under this Purchase and Sale Agreement.

(f) Government Approvals. All Government Approvals required by applicable Law to have been obtained prior to the date of this representation in connection with the due execution and delivery of, and performance by it of its obligations and the exercise of its rights under, this Purchase and Sale Agreement have been obtained and are in full force and effect, and are held in its name and are free from conditions or requirements (i) compliance with which could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder this Purchase and Sale Agreement or the validity or enforceability of this Purchase and Sale Agreement or (ii) which it does not reasonably expect to be able to satisfy.

(g) No Breach of Lease Documents. It is not in breach of any material obligation under any of the Lease Documents to which it is a party.

5.2 Assignment of Warranties. Seller shall use commercially reasonable efforts to assign to Buyer on the First Closing Date and the Second Closing Date, all of Seller’s right, title and interest, if any, in any warranties, covenants and representations of any manufacturer or vendor of the respective Transferred Assets or any component thereof.

5.3 “AS IS WHERE IS” LIMITATION. SELLER IS TRANSFERRING AND SELLING THE TRANSFERRED ASSETS “AS IS, WHERE IS”, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 5.1, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH TRANSFERRED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE 6: INDEMNIFICATION

6.1 Seller’s Indemnification. Seller shall indemnify, defend and hold harmless Buyer, its members, officers, directors, employees, representatives and agents (each a “Buyer’s Indemnitee”) from and against any and all Claims that may at any time be imposed on, asserted against or incurred by any Buyer’s Indemnitee as a result of, or arising out of, or in any way related to (a) the execution, delivery or performance by Seller of this Purchase and Sale Agreement, (b) any liability to any Person relating to the First Closing Assets arising from Seller’s activities or from Seller’s use thereof or otherwise on or before the First Closing Date or relating to the Second Closing Assets arising from Seller’s activities or from Seller’s use thereof or otherwise on or before the Second Closing Date, as applicable, or (c) any violation by Seller of applicable Law or Government Approvals.

6.2 Buyer’s Indemnification. Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, representatives and agents (each a “Seller’s Indemnitee”) from and against any and all Claims that may at any time be imposed on, asserted against or incurred by any Seller’s Indemnitee as a result of, or arising out of, or in any way related to (a) the execution, delivery or performance by Buyer of this Purchase and Sale Agreement, (b) after the First Closing Date, the First Closing Assumed Liabilities, and after the Second Closing Date, the Second Closing Assumed Liabilities, (c) any liability to any Person relating to the First Closing Assets arising from Buyer’s activities or from Buyer’s use thereof or otherwise after the First Closing Date or relating to the Second Closing Assets arising from Buyer’s activities or from Buyer’s use thereof or otherwise after the Second Closing Date, as applicable, or (d) any violation by Buyer of any applicable Law or Government Approvals.

6.3 Limitations on Liability. Notwithstanding any provision to the contrary in the foregoing Section 6.1 and Section 6.2, in no event shall any Buyer’s Indemnitee or Seller’s Indemnitee be indemnified for any Claims to the extent caused by reason of the gross negligence or willful misconduct of such Buyer’s Indemnitee or Seller’s Indemnitee.

6.4 Survival. The provisions of this Article 6 shall survive the termination or expiration of this Purchase and Sale Agreement.

ARTICLE 7: MISCELLANEOUS PROVISIONS

7.1 Applicable Law. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN.

7.2 Jury Trial. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS PURCHASE AND SALE AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN

CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS PURCHASE AND SALE AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

7.3 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein to a Party shall be in writing or shall be produced by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or next Business Day or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clause (a) or (b) above, in each case addressed as provided on Schedule 7.3, or to such other address as any Party may designate by written notice to the other Party.

7.4 Counterparts. This Purchase and Sale Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement.

7.5 Severability. Whenever possible, each provision of this Purchase and Sale Agreement shall be interpreted in such manner as to be effective and valid under applicable Law; but if any provision of this Purchase and Sale Agreement shall be prohibited by or deemed invalid under any applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Purchase and Sale Agreement.

7.6 Transfer Restrictions.

(a) This Purchase and Sale Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise provided in this Section 7.6, neither Party may assign all or any part of its rights, benefits, advantages, titles or interest in and to this Purchase and Sale Agreement without the prior written consent of the other Party.

(b) Notwithstanding any provision to the contrary contained herein, Buyer tray, at any time, without the prior consent of Seller, assign to the Lenders as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Buyer Secured Obligations, all of its rights, benefits, advantages, titles and interests in and to this Purchase and Sale Agreement and the Transferred Assets and all replacements, improvements or substitutions thereof; provided, however, that such assignment shall not in any way relieve Buyer of any of its obligations hereunder; provided, further, that in the event that the Lenders exercise their remedies under the Security Documents and foreclose on Buyer’s rights, benefits, advantages, titles and interests in and to the Transferred Assets and this Purchase and Sale Agreement, all of which have been assigned to the Lenders as security pursuant to this Section 7.6(b), then the Lenders shall, except to the extent otherwise agreed by the Seller in writing, be bound by the terms and conditions of this Purchase and Sale Agreement. Seller hereby irrevocably consents to any such assignment and to the creation of any such security interest in favor of the Lenders, in each case, pursuant to the Security Documents.

7.7 Third-Party Beneficiaries. Except as expressly provided herein, none of the provisions of this Purchase and Sale Agreement are intended for the benefit of any Person except the Parties, their respective successors and permitted assigns.

7.8 Entire Agreement. This Purchase and Sale Agreement states the rights and obligations of the Parties with respect to the transactions contemplated by this Purchase and Sale Agreement and supersedes all prior agreements, oral or written, with respect thereto.

7.9 Headings and Table of Contents. Section headings and the table of contents used in this Purchase and Sale Agreement (including the Schedules hereto) are for convenience of reference only and shall not affect the construction of this Purchase and Sale Agreement.

7.10 Schedules and Exhibits. The Schedules and Exhibits attached hereto, along with all attachments referenced therein, are incorporated herein by reference and made a part hereof.

7.11 No Joint Venture. Any intention to create a joint venture or partnership relation between the Parties is hereby expressly disclaimed.

7.12 Amendments and Waivers. No term, covenant, agreement or condition of this Purchase and Sale Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by both Parties.

7.13 Survival. Except as expressly provided in this Purchase and Sale Agreement, the warranties and covenants made by each Party shall not survive the consummation of the sale of the First Closing Assets or the Second Closing Assets, as applicable, or the transfer of the First Closing Assumed Liabilities or Second Closing Assumed Liabilities, as applicable, pursuant to this Purchase and Sale Agreement.

7.14 Further Assurances. Each Party will promptly and duly execute and deliver such further documents and assurances for and take such further actions reasonably requested by the other Party, all as may be reasonably necessary to transfer the Transferred Assets to Buyer or to carry out the purpose of this Purchase and Sale Agreement.

7.15 Termination of Port Washington I Facility Lease. Notwithstanding any provision to the contrary contained herein, this Purchase and Sale Agreement shall automatically terminate without further action on the part of any Party with respect to the transactions contemplated herein if the Port Washington I Facility Lease is terminated prior to the First Closing with respect to the First Closing Assets and the Second Closing with respect to the Second Closing Assets;

provided, however, that in the event that Buyer retains Unit 1 (and does not sell Unit 1 to Seller) in connection with such a termination of the Port Washington I Facility Lease, then as of the date of the termination, Buyer and Seller agree to perform their respective obligations under Articles 2, 3 and 4 of this Purchase and Sale Agreement to effect the sale to and purchase by Buyer of any Transferred Assets which have not yet been sold to and purchased by Buyer under this Purchase and Sale Agreement.

[Signature page follows on next page]

IN WITNESS WHEREOF, Seller and Buyer have caused this Port Washington Asset Purchase and Sale Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

PORT WASHINGTON GENERATING STATION LLC, as Buyer

By:	/s/ THOMAS H. FEHRING
Name:	Thomas H. Fehring
Title:	Vice President and Chief Operating Officer

WISCONSIN ELECTRIC POWER COMPANY, as Seller

By:	/s/ GERALD A. ABOOD
Name:	Gerald A. Abood
Title:	Vice President - Commodity Resources

SCHEDULE 1.1

TO THE PURCHASE AND SALE AGREEMENT

DEFINITIONS; INTERPRETATION

A. Interpretation. In each Lease Document, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Lease Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes the other gender;

(iv) reference to any agreement (including any Lease Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

(vi) reference in any Lease Document to any Preamble, Recital, Article, Section, Annex, Schedule or Exhibit means such Article or Section thereof or Preamble, Recital, Annex, Schedule or Exhibit thereto;

(vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to a Lease Document as a whole and not to any particular Article, Section or other provision thereof;

(viii) “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(ix) with respect to any rights and obligations of the Parties under the Lease Documents, all such rights and obligations shall be construed to the extent permitted by applicable Law.

B. Computation of Time Periods. For purposes of computation of periods of time under the Lease Documents, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

C. Accounting Terms and Determinations. Unless otherwise specified in any Lease Document, all terms of an accounting character used therein shall be interpreted, all accounting determinations thereunder shall be made, and any financial statements required to be delivered thereunder shall be prepared, in accordance with generally accepted accounting principles in the United States as in effect from time to time applied on a basis consistent with relevant Person’s most recent audited consolidated financial statements.

D. Conflict in Lease Documents. If there is any conflict between any Lease Documents, such Lease Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Port Washington I Facility Lease shall prevail and control.

E. Legal Representation of the Parties. The Lease Documents were negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Lease Documents to be construed or interpreted against a Party shall not apply to any construction or interpretation hereof.

F. Definitions. Unless the context otherwise requires, the following defined terms shall have the meanings ascribed to them below:

“Assumed Liabilities” shall have the meaning given to such term in Section 2.2 of this Purchase and Sale Agreement.

“Authorized Officer” shall mean, with respect to (a) any Person other than a partnership or limited liability company, the president, any vice president, the treasurer, the chief financial officer or any other similar senior officer of such Person, (b) any Person who is a partnership, the president, any vice president, the treasurer, the chief financial officer or any other similar senior officer of any general partner of such Person, and (c) any Person who is a limited liability company, the president, any vice president, the treasurer, the chief financial officer or any other similar senior officer of the manager or the managing member of such Person.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Milwaukee, Wisconsin.

“Buyer” shall have the meaning given to such term in the Preamble to this Purchase and Sale Agreement.

“Buyer’s Indemnitee” shall have the meaning given to such term in Section 6.1 of this Purchase and Sale Agreement.

“Buyer Secured Obligations” shall mean the obligations and liabilities of Buyer under the Financing Documents, if any.

“Claims” shall mean liabilities, obligations, damages, losses, demands, penalties, interest, lines, claims, actions, suits, judgments, settlements and reasonable costs, fees, expenses and disbursements (including reasonable legal fees and expenses and costs of investigation) whether any of the foregoing be founded or unfounded, of any kind and nature whatsoever.

“Commercial Operation” shall have the meaning given to such term in the Port Washington I Facility Lease.

“Decommissioning Completion Date” shall have the meaning given to such term in the Port Washington I Facility Lease.

“Environmental Law” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative judgment, relating to the environment, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

“Existing Units” shall have the given to such term in the Recitals to this Purchase and Sale Agreement.

“Financing Documents” shall mean each agreement, document or instrument to which one or more of the Lenders and Buyer are a party and which provide for construction and/or term debt financing and/or working capital and/or other financing or refinancing to Buyer in connection with the Port Washington Facility, or any portion thereof, and each other agreement, document or instrument delivered in connection with any of the foregoing.

“First Closing” shall have the meaning given to such term in Section 4.1 of this Purchase and Sale Agreement.

“First Closing Assets” shall have the meaning given to such term in Section 2.1(a) of this Purchase and Sale Agreement.

“First Closing Assumed Liabilities” shall have the meaning given to such term in Section 2.2 of this Purchase and Sale Agreement.

“First Closing Date” shall have the meaning given to such term in Section 4.1 of this Purchase and Sale Agreement.

“First Closing Purchase Price” shall have the meaning given to such term in Section 3.1 of this Purchase and Sale Agreement.

“Government Approval” shall mean any authorization, consent, approval, license, lease, ailing, permit, tariff, rate, certification, exemption, filing (except any filing relating to the perfection of security interests), variance, claim, order, judgment, decree, publication, notices to, declarations of or with or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any applicable foreign, federal, state, county, municipal or other government, quasi-government or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal, or any political subdivision of any thereof, or any arbitrator or panel of arbitrators.

“Law” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority or judicial or administrative body, whether now or hereafter in effect (including any Environmental Law).

“Lease Documents” shall mean this Purchase and Sale Agreement, the Port Washington I facility Lease, the Port Washington I Ground Lease (as defined in the Port Washington I Facility lease), the Port Washington I Ground Sublease (as defined in the Port Washington I Facility Lease), the Project Development and Services Agreement (as defined in the Port Washington I Facility Lease), the Interconnection Agreement (as defined in the Port Washington I Facility Lease), the Gas Lateral Agreements (as defined in the Port Washington I Facility Lease), if any, the Financing Documents, if any, the Security Documents, if any, and each other agreement, document or instrument delivered in connection with any of the foregoing.

“Lenders” shall mean the banks, bond and commercial paper holders and/or financial institutions (together with their administrative agents, collateral agents, depositary banks and other agents) and/or other Persons which provide construction and/or term debt financing and/or working capital and/or other financing or refinancing to Buyer in connection with the Port Washington Facility, or any portion thereof.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others, security interest or encumbrance of any kind in respect of such property.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Organic Documents” shall mean, (a) with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (b) with respect to any Person that is a limited partnership, its certificate of limited partnership and partnership agreement, and (c) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company agreement, in each case, as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

“Party” shall have the meaning given to such term in the Preamble to this Purchase and Sale Agreement.

“Parties” shall have the meaning given to such term in the Preamble to this Purchase and Sale Agreement.

“Permitted Liens” shall mean (i) statutory Liens for current Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and (ii) such other Liens, imperfections in or failure of title, charges, restrictions and encumbrances which do not materially detract from the value of the Transferred Assets or materially interfere with the intended use of the Transferred Assets.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an unincorporated organization and any government or political subdivision thereof.

“Port Washington Facility” shall have the meaning set forth in the Recitals to this Purchase and Sale Agreement.

“Port Washington I Facility Lease” shall mean that certain Port Washington I Facility lease Agreement dated as of May 28, 2003 between Seller and Buyer.

“Purchase and Sale Agreement” shall have the meaning given to such term in the Preamble to this Purchase and Sale Agreement.

“Second Closing” shall have the meaning given to such term in Section 4.1 of this Purchase and Sale Agreement.

“Second Closing Assets” shall have the meaning given to such term in Section 2. l(b) of his Purchase and Sale Agreement.

“Second Closing Assumed Liabilities” shall have the meaning given to such term in Section 2.2 of this Purchase and Sale Agreement.

“Second Closing Date” shall have the meaning given to such term in Section 4.1 of this Purchase and Sale Agreement.

“Second Closing Purchase Price” shall have the meaning given to such term in Section 3.1 of this Purchase and Sale Agreement.

“Security Documents” shall mean all security agreements, pledges, consents and other security documents, if any, granting Liens to the Lenders to secure the Buyer Secured Obligations.

“Seller” shall have the meaning given to such term in the Preamble to this Purchase and Sale Agreement.

“Seller’s Indemnitee” shall have the meaning given to such term in Section 6.2 of this Purchase and Sale Agreement.

“Taxes” and “Tax” shall mean any and all fees (including documentation, recording, license and registration fees), taxes (including income (whether net, gross or adjusted gross), gross receipts, lease, sublease, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto imposed by any Governmental Authority.

“Transferred Assets” shall have the meaning given to such term in Section 2. l(b) of this Purchase and Sale Agreement.

“Unit 1” shall mean the first 545 MW net nominal combustion turbine combined cycle electric generating unit and related facilities as further described in Exhibit A to the Port Washington I Facility Lease.